CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS 2007 4th QUARTER AND ANNUAL
 FINANCIAL RESULTS; SETS 2008 EXPECTATIONS

Palatine, IL, March 5, 2008: Acura Pharmaceuticals, Inc. (NASDAQ:ACUR) reported 2007 fourth quarter net income of $9.5 million, or $0.20 per diluted share compared to net income of $3.9 million, or $0.44 loss per diluted share (after giving effect to the non-cash deemed dividend discussed below) for the same quarter in 2006. For the year ended December 31, 2007, the Company reported a net loss of $4.3 million, or $0.11 per share compared to a net loss of $6.0 million, or $0.75 per share for 2006. The results for the quarter and year ended December 31, 2007 include a $9.6 million income tax benefit, or $0.21 per share. The 2007 loss includes non-cash charges of $5.4 million compared to a gain of $6.4 million in 2006 on fair value changes in common stock warrants and conversion features relating to the Company's bridge loans. The net loss per share for the quarter and year ending December 31, 2006 reflect a non-cash deemed dividend of $20.0 million and $19.2 million, respectively.

The 2007 results include certain revenues relating to the license, development and commercialization agreement (the “Agreement”) closed in December, 2007 with King Pharmaceuticals Research and Development, Inc. (“King”), a wholly-owned subsidiary of King Pharmaceuticals, Inc. We classify such revenues as (i) Program Fee Revenue derived from the non-refundable $30.0 million upfront payment received in December, 2007 and which will be recognized ratably over our estimate of the development period for each of the product candidates licensed under the Agreement with King; and (ii) Collaboration Revenue from reimbursement of research and development expenses. The 2007 results include the recognition of $3.4 million and $3.0 million of Program Fee Revenue and Collaboration Revenue, respectively.

As of March 1, 2008, the Company had cash and cash equivalents of approximately $31 million with no term indebtedness. The majority of our cash reserves will be used to develop additional Aversion® Technology product candidates, prosecute our pending Aversion® Technology patent applications and for related operating and business development expenses.

The Company’s condensed consolidated balance sheet and statements of operation appear below. All reported share and per share data have been adjusted to reflect a one-for-ten reverse stock split effected on December 5, 2007. Detailed financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

2007 Accomplishments and 2008 Expectations

Andy Reddick, President and CEO of Acura said “In 2007 several of the key strategic initiatives that we have been focused on for several years resulted in tangible and positive outcomes. We are pleased to report that the Company is steadily advancing toward our goal of becoming a leading specialty pharmaceutical company focused on addressing the growing societal problem of prescription drug abuse. 2007 achievements included:

•
April, 2007 - received from the U.S. Patent and Trademark Office our first issued US Patent encompassing Aversion® (abuse deterrent) Technology which we believe will provide patent protection in the U.S. for Aversion® Technology opioid products at least through the year 2023

•	June, 2007 - reached agreement with the FDA for a Special Protocol Assessment for the Company’s pivotal phase III safety and efficacy clinical study for Acurox™ Tablets, our lead product candidate

•	August, 2007 - completed a private placement of Company securities resulting in elimination of $10.5 million in debt and $14.2 million of new capital to the Company

•	September, 2007 - commenced our pivotal Phase III safety and efficacy study for Acurox™ Tablets

•
October, 2007 - signed a major License, Development and Commercialization Agreement with King resulting in receipt of a non-refundable $30.0 million payment in December, 2007, plus reimbursement of Acurox™ Tablet research and development expenses from September 19, 2007, and expected future milestone payments and royalties relating to product candidates licensed to King under the Agreement

•	December, 2007 - filed an application with NASDAQ resulting in the Company’s listing on the NASDAQ Capital Market effective February 4, 2008

In 2008 we will remain focused on execution of our strategy and among other things expect to:

•	Submit an IND to the FDA for our second Aversion® Technology opioid product candidate in the first half of 2008

•	Report top line results for our Acurox™ Tablet pivotal Phase III safety and efficacy study prior to the end of the third quarter of 2008

•	Submit to the FDA a 505(b)(2) NDA for Acurox™ Tablets prior to the end of 2008"

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, our ability, and the ability of King Pharmaceuticals Research and Development, Inc. and other pharmaceutical companies, if any, with whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing the Aversion® Technology, the ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the ability to fulfill the FDA’s requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of our product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials, the regulatory approval process, and commercial supply. You are encouraged to review other important risk factors relating to our operations on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Our press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	(audited)
	at December 31,
	2007	2006
Current Assets	$44,582	$467
Property, Plant and Equipment, net	1,046	1,145
Other Assets	-	7
Total Assets	$45,628	$1,619

Accrued Expenses	334	328
Stock Warrants	-	10,784
Debt, net	-	28,787
Stockholders' Equity (Deficit)	18,720	(38,280)
Total Liabilities and Stockholders' Deficit	$45,628	$1,619

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited) Three Mths Ended Dec 31,		(audited) Twelve Mths Ended Dec 31,
	2007	2006	2007	2006
Total Revenues
Program Fee Revenue	$3,427	$-	$3,427	$-
Collaboration Revenue	2,977	-	2,977	-
Total Revenues	6,404	-	6,404	-

Operating Costs
Research and Development	4,394	997	7,169	5,172
Marketing, General and Administrative	2,182	900	4,141	5,654
Total Operating Expenses	6,576	1,897	11,310	10,826
Loss from Operations	(172)	(1,897)	(4,906)	(10,826)
Other Income (Expense)
Interest Income	188	4	268	18
Interest Expense	(94)	(340)	(1,207)	(1,140)
Amortization of Debt Discount	-	(183)	(2,700)	(183)
Gain (Loss) on Fair Value Change of Conversion Features	-	4,235	(3,483)	4,235
Gain (Loss) on Fair Value Change of Common Stock Warrants	-	2,164	(1,905)	2,164
Gain (Loss) on Asset Disposals	-	(71)	22	(22)
Other Expense	(1)	(12)	(3)	(213)
Total Other Income (Expense)	93	5,797	(9,008)	4,859
Income (Loss) Before Income Tax Benefit	(79)	3,900	(13,914)	(5,967)
Income Tax Benefit	(9,600)	-	(9,600)	-
Net Income (Loss)	$9,521	$3,900	$(4,314)	$(5,967)

Income (Loss) Per Common Share Applicable to Common Stockholders
Basic	$0.21	$(0.44)	$(0.11)	$(0.75)
Diluted	$0.20	$(0.44)	$(0.11)	$(0.75)
Weighted Average Number of Outstanding Common Shares	45,488	34,864	39,157	34,496